DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT is made this 1st day of June, 2016, by and between Russell Investment Company, a Massachusetts business trust (“Investment Company”), and Russell Financial Services, Inc., a Washington corporation (“Distributor”).

WHEREAS, the Investment Company is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and offers for public sale distinct series of shares of common stock, each corresponding to a distinct portfolio (“Fund”), and distinct classes of shares of each fund;

WHEREAS, Russell Financial Services, Inc. is registered as a mutual fund broker-dealer with appropriate regulatory agencies;

WHEREAS, the Investment Company wishes to retain Distributor as the Investment Company’s distributor in connection with the offering and sale of the shares of Funds as now exist and as hereafter may be established (“Shares”) and to furnish certain other services to the Investment Company as specified in this Agreement; and

WHEREAS, Distributor is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. The Investment Company hereby appoints Distributor to perform those services described in this Agreement for each Fund (including each class of its shares) of the Investment Company in existence as of the date hereof which are listed on Exhibit A (“Initial Funds”). In the event that the Investment Company establishes one or more series of shares other than the Initial Funds with respect to which it desires to retain the Distributor to serve as distributor and principal underwriter hereunder, it shall so notify the Distributor in writing, indicating the fee, if any, to be payable with respect to the additional series of shares. If the Distributor is willing to render such services, it shall so notify the Investment Company in writing, whereupon such series of shares shall become a Fund hereunder. In such event a writing signed by both the Investment Company and the Distributor shall be annexed hereto as a part hereof indicating that such additional series of shares has become a Fund hereunder.

2. The Investment Company authorizes Distributor as agent for the Investment Company, subject to applicable federal and state law and the Second Amended and Restated Master Trust Agreement, By-Laws and current Prospectus and Statement of Additional Information of the Investment Company: (a) to promote and offer each Fund and the Investment Company; (b) to solicit orders for the purchase of the Shares of each Fund subject to such terms and conditions as the Investment Company may specify; and (c) to accept orders for the purchase of the Shares of each Fund on behalf of the Investment Company. Distributor shall offer the Shares of each Fund on an agency or “best efforts” basis under which the Investment Company shall only issue such Shares as are actually sold.

In connection with such sales and offers of sale, the Investment Company shall not be responsible in any way for any other information, statements or representations given or made by Distributor or its representatives or agents, except such information or representations as are contained in the Prospectus or in information furnished in writing to Distributor by the Investment Company.

3. The public offering price of the Shares shall be the net asset value per share (as determined by the Investment Company) of the outstanding Shares of the Investment Company plus a sales charge (if any) as set forth in the Investment Company’s current Prospectus. The Investment Company shall make available to Distributor a statement of each computation of net asset value and of the details entering into such computation.

4. As used in this Agreement, the term “Registration Statement” shall mean the Registration Statement most recently filed by the Investment Company with the Securities and Exchange Commission and effective under the Securities Act of 1933 (the “1933 Act”), as such Registration Statement is amended by any amendments thereto at the time in effect, and the terms “Prospectus” and “Statement of Additional Information” shall mean the form of Prospectus and Statement of Additional Information filed by the Investment Company as part of the Registration Statement.

5. The Investment Company agrees, at its own expense, to register the Shares with the Securities and Exchange Commission, state and other regulatory bodies, and to prepare and file from time to time such Prospectuses, amendments, reports and other documents as may be necessary to maintain the Registration Statement. The Investment Company shall bear all expenses related to preparing and typesetting such Prospectuses, Statements of Additional Information and other materials required by law and such other expenses, including printing and mailing expenses, related to the Investment Company’s communications with persons who are shareholders of each Fund of the Investment Company.

6. The Investment Company agrees to indemnify, defend and hold harmless Distributor, each person who has been, is, or may hereafter be an officer, director, or employee or agent of Distributor, and any person who controls Distributor within the meaning of Section 15 of the 1933 Act from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which Distributor, its officers or directors, or any such controlling person may incur under the 1933 Act or under common law which arises out of or is alleged to arise out of or is based upon a violation of any of the terms of this Agreement or otherwise arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement, Prospectuses or Statements of Additional Information or arising out of or based upon any alleged omission to state a material fact required to be stated in said documents or necessary to make the statements in said documents not misleading, provided that in no event shall anything contained in this Agreement be construed so as to protect Distributor against any liability to the Investment Company or its shareholders to which Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

7. Distributor agrees to indemnify, defend and hold harmless the Investment Company, each person who has been, is, or may hereafter be an officer, director, or employee or agent of the Investment Company, and any person who controls the Investment Company within the meaning of Section 15 of the 1933 Act from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Investment Company, its officers or Trustees, or any such controlling person may incur under the 1933 Act or under common law which arises out of or is alleged to arise out of or is based upon a violation of any of the terms of this Agreement or otherwise arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by Distributor to the Investment Company for use in the Registration Statement, Prospectuses or Statements of Additional Information or arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement, Prospectuses or Statements of Additional Information, or necessary to make such information not misleading.

8. The Investment Company reserves the right at any time to withdraw all offerings of the Shares by written notice to the Distributor at its principal office.

9. Distributor at its sole discretion may repurchase Shares offered for sale by the shareholders. Repurchase of Shares by Distributor shall be at the net asset value next determined after a repurchase order has been received. On each business day, Distributor shall notify or shall arrange for notification by telex, facsimile transmission, other electronic transmission or in writing the Investment Company or the Investment Company’s transfer agent of the orders for repurchase of shares received by Distributor since the last such report, the amount to be paid for such Shares, and the identity of shareholders offering Shares for repurchase. Upon such notice, the Investment Company shall pay Distributor such amounts as are required by Distributor for the repurchase of such Shares in cash or in the form of a credit against monies due the Investment Company from Distributor as proceeds from the sale of Shares. Distributor will receive no commission or other remuneration for repurchasing Shares. The Investment Company reserves the right to suspend such repurchases upon written notice to Distributor. Distributor further agrees to act as agent for the Investment Company to receive and transmit promptly to the Investment Company’s transfer agent shareholder requests for redemption of Shares or to arrange for such notification and transmission.

10. Distributor is an independent contractor and shall be agent for the Investment Company only with respect to the sale and repurchase of the Shares.

11. The services of Distributor to the Investment Company under this Agreement are not to be deemed exclusive, and the Distributor shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

12. Distributor shall prepare reports for the Board of Trustees of the Investment Company upon request showing information concerning expenditures related to this Agreement.

13. As used in this Agreement, the term “net asset value” shall have the meaning ascribed to it in the Investment Company’s Second Amended and Restated Master Trust Agreement; and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

14. Distributor acknowledges that information regarding individuals that is provided to Distributor by the Investment Company in connection with the performance of this Agreement constitutes “nonpublic personal information” as defined under Regulation S-P (Subtitle A of Title V of the Gramm-Leach-Bliley Act). Distributor agrees it will not disclose any such nonpublic personal information except as permitted by law and shall notify the Investment Company prior to making any such permitted disclosure.

15. This Agreement shall become effective (i) with respect to the Initial Funds as of the date hereof; and (ii) with respect to each additional Fund on the date which the additional Fund commences offering its shares to the public, so long as the provisions of Section 1 have been complied with. The Agreement shall continue in effect for each Fund for two years following the effective date of this Agreement with respect to the Fund; and thereafter only so long as its continuance is specifically approved at least annually by a majority of the Trustees of the Investment Company who are not parties to the Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, or by vote of a majority of the outstanding voting securities of the Fund.

16. This Agreement may be terminated at any time:

(a)By the Trustees of the Investment Company or by vote of a majority of the outstanding voting securities of the Investment Company by sixty days’ notice addressed to the Distributor at its principal place of business;

(b)By the Distributor by sixty days’ written notice addressed to the Investment Company at its principal place of business; and

(c)Immediately in the event of its assignment.

17. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of a majority of the Board of Trustees, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of such Fund affected by the amendment.

18. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. The sole parties to this Agreement are the Investment Company and the Distributor and the Investment Company is the sole beneficiary of the Distributor’s services hereunder. The parties to this Agreement do not intend for this Agreement to benefit any third party, including without limitation a record owner or beneficial owner of the shares, that is not expressly identified as a party to this Agreement. The terms of this Agreement may be enforced solely by a party to this Agreement.

19. This Agreement shall be construed in accordance with the laws of the State of Washington and any applicable federal law.

20. The Second Amended and Restated Master Trust Agreement dated October 1, 2008, as amended from time to time, which is hereby referred to and a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, provides that the name Russell Investment Company means the Trustees from time to time serving (as Trustees but not personally) under said Master Trust Agreement. It is expressly acknowledged and agreed that the obligations of the Investment Company hereunder shall not be binding upon any of the Shareholders, Trustees, officers, employees or agents of the Investment Company, personally, but shall bind only the trust property of the Investment Company, as provided in its Second Amended and Restated Master Trust Agreement. The execution and delivery of this Agreement have been authorized by the Trustees of the Investment Company and signed by an officer of the Investment Company, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Investment Company as provided in its Second Amended and Restated Master Trust Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the date written above.

RUSSELL INVESTMENT COMPANY

Attest:

By:	/s/ Mary Beth Albaneze	By:	/s/ Mark Swanson
Name:	Mary Beth Albaneze	Name:	Mark Swanson
Title:	Secretary	Title:	Treasurer

RUSSELL FINANCIAL SERVICES, INC.

Attest:

By:	/s/ Mary Beth Albaneze	By:	/s/ Sandra Cavanaugh
Name:	Mary Beth Albaneze	Name:	Sandra Cavanaugh
Title:	Secretary	Title:	President and Chief Executive Officer

RIC Distribution Agreement

EXHIBIT A

RUSSELL INVESTMENT COMPANY (“RIC”)

Fund	Classes
Russell Multi-Strategy Income Fund	A, C, E, R6, S, Y
Russell Tax-Managed International Equity Fund	A, C, E, S
Russell Tax Exempt High Yield Bond Fund	A, C, E, S
Select U.S. Equity Fund	A, C, E, R6, S, T, Y
Select International Equity Fund	A, C, E, R6, S, T, Y
Russell Short Duration Bond Fund	A, C, E, R6, S, Y
Russell Tax Exempt Bond Fund	A, C, E, S
Russell Global Real Estate Securities Fund	A, C, E, R6, S, Y
Russell Global Equity Fund	A, C, E, R6, S, Y
Russell Emerging Markets Fund	A, C, E, R6, S, Y
Russell U.S. Core Equity Fund	A, C, E, I, R6, S, Y
Russell U.S. Small Cap Equity Fund	A, C, E, I, R6, S, Y
Russell U.S. Defensive Equity Fund	A, C, E, I, R6, S, Y
Russell International Developed Markets Fund	A, C, E, I, R6, S, Y
Russell Investment Grade Bond Fund	A, C, E, I, R6, S, Y
Russell Strategic Bond Fund	A, C, E, I, R6, S, Y
Russell Tax-Managed U.S. Large Cap Fund	A, C, E, S
Russell Commodity Strategies Fund	A, C, E, R6, S, Y
Russell Global Opportunistic Credit Fund	A, C, E, R6, S, Y
Russell Global Infrastructure Fund	A, C, E, R6, S, Y
Russell Multi-Strategy Alternative Fund	A, C, E, R6, S, Y
Russell U.S. Strategic Equity Fund	A, C, E, R6, S
Russell U.S. Large Cap Equity Fund	A, C, R6, S
Russell U.S. Mid Cap Equity Fund	A, C, R6, S
Russell Tax-Managed U.S. Mid & Small Cap Fund	A, C, E, S
Russell U.S. Dynamic Equity Fund	A, C, E, I, R6, S, Y
Russell Strategic Call Overwriting Fund	A, C, E, R6, S
Conservative Strategy Fund	A, C, E, R1, R4, R5, S
Balanced Strategy Fund	A, C, E, R1, R4, R5, S
Moderate Strategy Fund	A, C, E, R1, R4, R5, S
Growth Strategy Fund	A, C, E, R1, R4, R5, S
Equity Growth Strategy Fund	A, C, E, R1, R4, R5, S
2020 Strategy	A, E, R1, R4, R5, S
2025 Strategy	R1, R4, R5
2030 Strategy	A, E, R1, R4, R5, S
2035 Strategy	R1, R4, R5
2040 Strategy	A, E, R1, R4, R5, S
2045 Strategy	R1, R4, R5
2050 Strategy	R1, R4, R5
2055 Strategy	R1, R4, R5
In Retirement	A, R1, R4, R5